United States securities and exchange commission logo





                     December 5, 2023

       Flavia Pease
       Chief Financial Officer
       Charles River Laboratories International, Inc.
       251 Ballardvale Street
       Wilmington, Massachusetts 01887

                                                        Re: Charles River
Laboratories International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-15943

       Dear Flavia Pease:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services